EXHIBIT 99.1

AGILYSYS COMPLETES SALE OF RETAIL SOLUTIONS GROUP

Alpharetta, GA – July 2, 2013 - Agilysys, Inc. (Nasdaq: AGYS), a leading developer and provider of innovative information technology, services and solutions for the hospitality industry, announced today that it has completed the previously announced sale of its Retail Solutions Group (“RSG”) to an affiliate of Clearlake Capital Group, L.P. (“Clearlake”) for total cash consideration of approximately $34.55 million.

Agilysys’ business is now focused exclusively on providing innovative software enabled solutions to the hospitality industry.

James Dennedy, President and Chief Executive Officer of Agilysys, commented, “We wish our RSG colleagues the best as they join the Clearlake team, and we thank them for their many years of great service to Agilysys. We expect to leverage our solid financial position to continue expanding our solutions portfolio through investments in new product development as well as potential acquisitions. These initiatives and our commitment to industry-leading customer service will help Agilysys continue to achieve above market growth in our hospitality focused business.”

Atlas Technology Group LLC served as the financial advisor to Agilysys on the sale of RSG.

Forward-Looking Language
This press release and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the company’s Annual Report for the fiscal year ended March 31, 2013. Copies are available from the SEC or the Agilysys website. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

About Agilysys
Agilysys is a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality industry. The company specializes in market-leading point-of-sale, property management, inventory & procurement and mobile & wireless solutions that are designed to streamline operations, improve efficiency and enhance the guest experience. Agilysys serves casinos, resorts, hotels, foodservice venues, stadiums, cruise lines, grocery and convenience stores. Agilysys operates extensively throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA, EMEA headquarters in Cheshire, UK, and APAC offices in Singapore and Hong Kong. For more information, visit www.agilysys.com.

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Investor Contact:
Robb Ellis	Richard Land, Norberto Aja, Jim Leahy
Chief Operating Officer and Chief Financial Officer	JCIR
Agilysys, Inc.	212-835-8500 or agys@jcir.com
770-810-7800 or investorrelations@agilysys.com